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Exhibit 4.15

LOAN AGREEMENT

Borrower:	Water Pik, Inc. Laars, Inc. 23 Corporate Plaza Suite 246 Newport Beach, California 92660	Lender:	U.S. Bank National Association 4100 Newport Place, Suite 120 Newport Beach, CA 92660

        THIS LOAN AGREEMENT between Water Pik, Inc., a Delaware corporation ("Water Pik") and Laars, Inc., a Delaware corporation ("Laars") (Water Pik and Laars individually and collectively referred to in this Agreement as "Borrower") and U.S. Bank National Association (referred to in this Agreement as "Lender") is made and executed on the following terms and conditions. Borrower has applied to Lender for (a) a loan in the amount of $8,850,000 (the "Moorpark Loan") to be secured by that certain real property owned and occupied by Laars commonly known as 6000 Condor Drive, Moorpark, California (the "Moorpark Property"), (b) a loan in the amount of $5,980,000 (the "Ft. Collins Loan") to be secured by that certain real property owned and occupied by Water Pik commonly known as 1730 East Prospect Road, Ft. Collins, Colorado (the "Fort Collins Property"), (c) a loan in the amount of $3,510,000 (the "Loveland Loan") to be secured by that certain real property owned and occupied by Water Pik commonly known as 609 14th Street S.W., Loveland, Colorado (the "Loveland Property") and (d) a loan in the amount of $2,250,000 (the "Rochester Loan") to be secured by that certain real property owned and occupied by Laars commonly known as 20 Industrial Way, Rochester, New Hampshire (the "Rochester Property"). Each of the Moorpark Loan, the Ft. Collins Loan, the Loveland Loan and the Rochester Loan is sometimes referred to individually herein as a "Loan," and such loans are sometimes referred to herein collectively as the "Loans". Borrower understands and agrees that: (x) in granting, renewing, or extending the Loans, Lender is relying upon Borrower's representations, warranties, and agreements, as set forth in this Agreement; and (y) the Loans shall be and shall remain subject to the following terms and conditions of this Agreement.

        TERM.    This Agreement shall be effective as of October 22, 2001, and shall continue thereafter until all Indebtedness of Borrower to Lender has been performed in full.

        DEFINITIONS.    The following words shall have the following meanings when used in this Agreement. Unless otherwise expressly provided herein, each accounting term used herein shall have the meaning given it under generally accepted accounting principles in effect from time to time in the United States applied on a basis consistent with those used in preparing the financial statements referred to herein ("GAAP"); provided, however, that each reference herein, or in the definition of any term used herein, to GAAP shall mean GAAP as in effect on the date hereof. Terms other than accounting terms that are not otherwise defined in this Agreement shall have the meanings attributed to such terms in the Uniform Commercial Code. All references to dollar amounts shall mean amounts in lawful money of the United States of America.

          Affiliate.    The word "Affiliate" means, as applied to any Person, any other Person who directly or indirectly controls, is controlled by, is under common control with or is a director or officer of such Person. For purposes of this definition, "control" means the possession, directly or indirectly, of the power to vote 5% or more of the securities having ordinary voting power for the election of directors or the direct or indirect power to direct the management and policies of a Person.

          Agreement.    The word "Agreement" means this Loan Agreement, as this Loan Agreement may be amended or modified from time to time, together with all exhibits and schedules attached to this Loan Agreement from time to time.

          Borrower.    The word "Borrower" means Water Pik and Laars, individually and collectively.

          Canadian Sub.    The words "Canadian Sub" mean Water Pik Technologies Canada, Inc., a Canadian corporation.

          Capital Expenditures.    The words "Capital Expenditures" mean all expenditures for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements) which should be capitalized under GAAP.

          Capitalized Lease Obligation.    The words "Capitalized Lease Obligation" mean an obligation to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real and/or personal property, which obligation is required to be classified and accounted for as a capital lease on a balance sheet prepared in accordance with GAAP, and for purposes hereof the amount of such obligation shall be the capitalized amount thereof determined in accordance with GAAP.

          CERCLA.    The word "CERCLA" means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended.

          Collateral.    The word "Collateral" means and includes without limitation all real property and fixtures and certain rights related to the ownership and development of the Real Property granted as collateral security for a Loan, whether granted directly or indirectly, whether granted now or in the future, and whether granted in the form of a security interest, mortgage, deed of trust, assignment, pledge, or any other security or lien interest whatsoever, whether created by law, contract, or otherwise.

          Consolidated.    The word "Consolidated" means, in respect of any Person, as applied to any financial or accounting term, such term determined on a consolidated basis in accordance with GAAP (except as otherwise required herein) for the Person and all consolidated Subsidiaries thereof.

          Default.    The word "Default" means a condition or an event which would constitute an Event of Default upon the giving of notice, the passage of time and the failure to cure.

          EBITDA.    The word "EBITDA" means for any Person for any period the sum of (a) Net Income, (b) Interest Expense, (c) depreciation and amortization and other non-cash items properly deducted in determining Net Income, and (d) federal, state and local income taxes, in each case of such Person for such period, computed and calculated in accordance with GAAP and minus (e) non-cash items properly added in determining Net Income, in each case for the corresponding period.

          ERISA.    The word "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

          Event of Default.    The words "Event of Default" mean and include without limitation any of the Events of Default set forth below in the section titled "EVENTS OF DEFAULT."

          Existing Credit Agreement.    The words "Existing Credit Agreement" mean that certain Restated Credit Agreement dated as of November 29, 1999 among Borrower, certain guarantors named therein, certain lenders named therein and The Chase Manhattan Bank, as agent, as amended, modified or supplemented from time to time, and any successor revolving credit or loan agreement to the current Existing Credit Agreement.

          Fixed Charge Coverage Ratio.    The words "Fixed Charge Coverage Ratio" mean, with respect to any Person at the time of determination thereof, the ratio of (a) Net Cash Flow to (b) Fixed Charge Expense.

          Fixed Charge Expense.    The words "Fixed Charge Expense" mean, with respect to any Person for any period, the aggregate of (a) regularly scheduled principal payments of Indebtedness (including, without limitation, Subordinated Indebtedness) made or to be made by such Person and its Subsidiaries during such period and (b) dividends and other distributions (including, in the case of Borrower, management fees) during such period, in each case on a Consolidated basis in accordance with GAAP, provided, however, for purposes of calculating the Fixed Charge Coverage Ratio for the four fiscal quarter period ending September 30, 2001, "Fixed Charge Expense" shall include no more than $3,500,000 of dividends paid by Borrower to Holdings, in accordance with Section 7.04 of the Existing Credit Agreement (as in effect on the date of this Agreement), for the purposes of advancing funds for the payment of principal amount due by Canadian Sub on its subordinated debt.

          Funded Debt.    The words "Funded Debt" mean, with respect to any Person as of the date of determination thereof, (a) all Indebtedness of such Person and its Subsidiaries on a Consolidated basis outstanding at such time which matures more than one year after the date of calculation, (b) that portion of Indebtedness described in clause (a) which shall be due and payable within one year from such date of calculation and (c) any such Indebtedness maturing within one year from such date of calculation which is renewable or extendable at the option of the obligor to a date more than one year from such date and including in any event the "Revolving Credit Loans" (as defined in the Existing Credit Agreement).

          Grantor.    The word "Grantor" means and includes without limitation each and all of the Persons or entities granting a Security Interest in any Collateral for the Indebtedness, including without limitation all Borrowers granting such a Security Interest.

          Guarantee.    The word "Guarantee" means any obligation, contingent or otherwise, of any Person guaranteeing or having the economic effect of guaranteeing or giving financial assistance in respect of the repayment of any Indebtedness or obligation of any other Person in any manner, whether directly or indirectly, and shall in any event include the Holdings Guarantee, and shall include, without limitation, any obligation of such Person, direct or indirect, to (a) purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness or obligation, (b) purchase property, securities or services for the purpose of assuring the owner of such Indebtedness or obligation of the payment of such Indebtedness or obligation, or (c) maintain working capital, equity capital, available cash or other financial condition of the primary obligor so as to enable the primary obligor to pay such Indebtedness or obligation; provided, however, that the term Guarantee shall not include endorsements for collection or collections for deposit, in either case in the ordinary course of business.

          Holdings.    The word "Holdings" means Water Pik Technologies, Inc., a Delaware corporation, together with its successors and assigns.

          Holdings Guarantee.    The words "Holdings Guarantee" mean the Guarantee by Holdings of the "Obligations" (as defined in the Existing Credit Agreement as in existence on the date of this Agreement) substantially in the form of Exhibit G to the Existing Credit Agreement as in existence on the date of this Agreement.

          Indebtedness.    The word "Indebtedness" means, with respect to any Person, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments or upon which interest charges are customarily paid, (c) all obligations of such Person for the deferred purchase price of property or services, except current accounts payable arising in the ordinary course of business and not overdue beyond such period as is commercially reasonable for such Person's business, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person and all Capitalized Lease Obligations, (e) all payment obligations of such Person with respect to interest rate or currency protection agreements, (f) all obligations of such Person as an account party under any letter of credit or in respect of bankers' acceptances, (g) all obligations of any third party secured by property or assets of such Person (regardless of whether or not such Person is liable for repayment of such obligations), (h) all Guarantees of such Person and (i) the redemption price of all redeemable preferred stock of such Person, but only to the extent that such stock is redeemable at the option of the holder or requires sinking fund or similar payments at any time prior to the repayment of the Loans.

          Intercreditor Agreement.    The words "Intercreditor Agreement" mean that certain Intercreditor Agreement of even date herewith by and between Lender and The Chase Manhattan Bank, as Agent under the Existing Credit Agreement.

          Interest Expense.    The words "Interest Expense" mean, with respect to any Person for any period, the interest expense of such Person during such period determined on a Consolidated basis in accordance with GAAP, and shall in any event include, without limitation, (a) the amortization of debt discounts, (b) the amortization of all fees payable in connection with the incurrence of Indebtedness to the extent included in interest expense, (c) the portion of any Capitalized Lease Obligation allocable to interest expense, (d) all fixed and all calculable dividend payments on preferred stock, and (e) payments of interest expense in kind.

          Lender.    The word "Lender" means U.S. Bank National Association, its successors and assigns.

          Leverage Ratio.    The words "Leverage Ratio," with respect to any Person for any period, mean the ratio of (a) Funded Debt as of the date of determination to (b) EBITDA of such Person for such period.

          Loans.    The word "Loans" means the loans made to Borrower under this Agreement.

          Net Cash Flow.    The words "Net Cash Flow" mean, with respect to any Person for any period, without duplication of addition or subtraction of items, (a) the sum for such period of (i) Net Income, (ii) depreciation and amortization, (iii) the change (expressed as a positive number in the event of an increase or a negative number in the event of a decrease) in deferred tax liabilities, (iv) other noncash items properly deducted in arriving at Net Income, (v) the change (expressed as a negative number in the event of an increase or a positive number in the event of a decrease), if any, in deferred tax assets, and (vi) Net Proceeds of the Private Placement solely for the quarters ended June 30, 2001 through and including the quarters ended June 30, 2002, minus (b) all non-financed Capital Expenditures during such period.

          Net Income.    The words "Net Income" mean, with respect to any Person for any period, the aggregate income (or loss) of such Person for such period which shall be an amount equal to net revenues and other proper items of income for such Person less the aggregate for such Person of any and all items that are treated as expenses under GAAP, and less Federal, state and local income taxes, but excluding any extraordinary gains or losses from the sale or disposition of assets other than in the ordinary course of business, all computed and calculated in accordance with GAAP.

          Net Proceeds.    The words "Net Proceeds," for the purpose of the definition of Net Cash Flow above, shall mean $13,646,000.00, and for any other purpose shall have the meaning otherwise applicable pursuant to the Existing Credit Agreement.

          Notes.    The word "Note" means the promissory note evidencing a Loan, as well as any substitute, replacement or refinancing note or notes therefor.

          Permitted Liens.    The words "Permitted Liens" mean: (a) liens and security interests securing Indebtedness owed by Borrower to Lender; (b) liens for taxes, assessments, or similar charges either not yet delinquent or being contested in good faith; (c) liens of materialmen, mechanics, warehousemen, or carriers, or other like liens arising in the ordinary course of business and securing obligations which are not yet delinquent; (d) purchase money liens or purchase money security interests upon or in any property acquired or held by Borrower in the ordinary course of business to secure indebtedness outstanding on the date of this Agreement or permitted to be incurred under this Agreement; (e) liens and security interests which, as of the date of this Agreement, have been disclosed to and approved by the Lender in writing; (f) those liens and security interests which in the aggregate constitute an immaterial and insignificant monetary amount with respect to the net value of Borrower's assets and (g) liens granted pursuant to the Existing Credit Agreement, which liens contemplated by this clause (g) shall in no event include mortgages or deeds of trust on the Real Property or liens on the fixtures on such Real Property that are senior to the liens of Lender on such fixtures (except fixtures that are equipment and are used specifically for the operation and conduct of the business of Borrower on the Real Property).

          Person.    The word "Person" means and includes natural persons, corporations, limited liability companies, limited partnerships, general partnerships, limited liability partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.

          Projections.    The word "Projections" means forecasted: (a) consolidated and consolidating balance sheets of Borrower, its parent, Affiliates and Subsidiaries; (b) consolidated and consolidating profit and loss statements of Borrower, its parent, Affiliates and Subsidiaries; and (c) consolidated and consolidating cash flow statements of Borrower, its parent, Affiliates and Subsidiaries.

          Real Property.    The words "Real Property" mean the Moorpark Property, the Ft. Collins Property, the Loveland Property and the Rochester Property, individually and collectively, as each such piece of real property is described on Exhibit A, Exhibit B, Exhibit C and Exhibit D, respectively, each of which is attached to this Agreement and by this reference is made a part of this Agreement just as if all the provisions, terms and conditions of each such exhibit had been fully set forth in this Agreement.

          Related Documents.    The words "Related Documents" mean and include without limitation all promissory notes, credit agreements, loan agreements, environmental agreements, guaranties, security agreements, mortgages, deeds of trust, and all other instruments, agreements and documents, whether now or hereafter existing, executed in connection with the Loans.

          Security Agreement.    The words "Security Agreement" mean and include without limitation any agreements, promises, covenants, arrangements, understandings or other agreements, whether created by law, contract, or otherwise, evidencing, governing, representing, or creating a Security Interest.

          Security Interest.    The words "Security Interest" mean and include without limitation any type of collateral security, whether in the form of a lien, charge, mortgage, deed of trust,

  assignment, pledge, or any other security or lien interest whatsoever, whether created by law, contract or otherwise.

          SARA.    The word "SARA:" means the Superfund Amendments and Reauthorization Act of 1986 as now or hereafter amended.

          Subordinated Indebtedness.    The words "Subordinated Indebtedness" mean, with respect to Borrower or Holdings, Indebtedness subordinated in right of payment to such Person's monetary obligations under the Existing Credit Agreement or the other documents, as applicable, defined as "Loan Documents" in the Existing Credit Agreement, upon terms reasonably satisfactory to and approved in writing by the "Required Lenders" (as defined in the Existing Credit Agreement). For purposes of the definition of "Fixed Charge Expense," "Subordinated Indebtedness" shall include the subordinated indebtedness of the Canadian Sub.

          Subsidiary.    The word "Subsidiary" means, with respect to any Person, of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power are, at the time as of which any determination is being made, owned or controlled, directly or indirectly, by the parent of such Person or one or more Subsidiaries of the Parent of such Person..

        CONDITIONS PRECEDENT TO EACH ADVANCE.    Lender's obligation to make a Loan hereunder shall be subject to the fulfillment to Lender's satisfaction of all of the following conditions with respect to such Loan.

          Loan Documents.    Borrower shall provide to Lender in form satisfactory to Lender the following documents for the Loan: (a) the Note, (b) Security Agreements granting to Lender security interests in the Collateral, (c) evidence of insurance as required below; and (d) any other documents required under this Agreement or by Lender or its counsel, including without limitation any guaranties described below.

          Payment of Fees and Expenses.    Borrower shall have paid to Lender all fees, charges, and other expenses which are then due and payable as specified in this Agreement or any Related Document.

          Representations and Warranties.    The representations and warranties set forth in this Agreement, in the Related Documents, and in any document or certificate delivered to Lender under this Agreement are true and correct.

          No Event of Default.    There shall not exist at the time of any advance a condition which constitutes a Default or an Event of Default under this Agreement.

        REPRESENTATIONS AND WARRANTIES.    Borrower represents and warrants to Lender, as of the date of this Agreement, as of the date of the disbursement of proceeds of any Loan, as of the date of any renewal, extension or modification of such Loan, and at all times any Indebtedness exists, with respect to such Loan:

          Authorization.    The execution, delivery, and performance of this Agreement and all Related Documents by Borrower, to the extent to be executed, delivered or performed by Borrower in connection with such Loan, have been duly authorized by all necessary action by Borrower; do not require the consent or approval of any other Person, regulatory authority or governmental body; and do not conflict with, result in a violation of, or constitute a default under (a) any provision of any agreement or other instrument binding upon Borrower or (b) any law, governmental regulation, court decree, or order applicable to Borrower.

          Financial Information.    The financial statements of Borrower dated September 30, 2001 and supplied to Lender (and such other financial statements as are supplied to Lender under the terms of this Agreement) truly and completely disclosed Borrower's financial condition as of the date of the statement, and there has been no material adverse change in Borrower's financial condition subsequent to the date of the most recent financial statement supplied to Lender. Borrower has no material contingent obligations except as disclosed in such financial statements.

          Legal Effect.    This Agreement constitutes, and any instrument or agreement required hereunder to be given by Borrower when delivered will constitute, legal, valid and binding obligations of Borrower enforceable against Borrower in accordance with their respective terms.

          Property.    Except as contemplated by this Agreement or as previously disclosed in Borrower's financial statements or in writing to Lender and as accepted by Lender, and except for property tax liens for taxes not presently delinquent, Borrower owns and has good title to the Real Property free and clear of all Security Interests, and has not executed any security documents or financing statements relating to such property.

          Hazardous Substances.    The terms "hazardous waste," "hazardous substance," "disposal," "release," and "threatened release," as used in this Agreement, shall have the same meanings as set forth in CERCLA, SARA, the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801, et seq., the Resources Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq., or other applicable state or Federal laws, rules, or regulations adopted pursuant to any of the foregoing. Except as disclosed to and acknowledged by Lender in writing, Borrower represents and warrants that: (a) During the period of Borrower's ownership of the Real Property that secures the Loan, there has been no use, generation, manufacture, storage, treatment, disposal, release or threatened release of any hazardous waste or substance by any Person on, under, about or from any of the Real Property except in accordance with applicable laws. (b) Borrower has no knowledge of, or reason to believe that there has been (i) any use, generation, manufacture, storage, treatment, disposal, release or threatened release of any hazardous waste or substance on, under, about or from the properties by any prior owners or occupants of any of such Real Property, except in accordance with applicable laws or (ii) any actual or threatened litigation or claims of any kind by any Person relating to such matters. (c) Neither Borrower nor any tenant, contractor, agent or other authorized user of the Real Property shall use, generate, manufacture, store, treat, dispose of, or release any hazardous waste or substance on, under, about or from any of the Real Property, except in accordance with applicable laws and any such activity shall be conducted in compliance with all applicable federal, state, and local laws, regulations, and ordinances, including without limitation those laws, regulations and ordinances described above. Borrower authorizes Lender and its agents to enter upon the Real Property to make such inspections and tests as Lender may deem appropriate to determine compliance of the Real Property with this section of the Agreement. Any inspections or tests made by Lender shall be at Borrower's expense and for Lender's purposes only and shall not be construed to create any responsibility or liability on the part of Lender to Borrower or to any other Person. The representations and warranties contained herein are based on Borrower's due diligence in investigating the Real Property for hazardous waste and hazardous substances. Borrower hereby (a) releases and waives any future claims against Lender for indemnity or contribution in the event Borrower becomes liable for cleanup or other costs under any such laws except as caused by or resulting from Lender's negligence or willful misconduct and (b) agrees to indemnify and hold harmless Lender against any and all claims, losses, liabilities, damages, penalties, and expenses which Lender may directly or indirectly sustain or suffer resulting from a breach of this section of the Agreement or as a consequence of any use, generation, manufacture, storage, disposal, release or threatened release of a hazardous waste or substance on the Real property except as caused by or resulting from Lender's negligence or willful misconduct. The provisions of this section of the

  Agreement, including the obligation to indemnify, shall survive the payment of the Indebtedness and the termination or expiration of this Agreement and shall not be affected by Lender's acquisition of any interest in any of the properties, whether by foreclosure or otherwise.

          Litigation and Claims.    No litigation, claim, investigation, administrative proceeding or similar action (including those for unpaid taxes) against Borrower is pending or threatened, and no other event has occurred which may materially adversely affect Borrower's financial condition or properties which is not adequately insured or reserved for, other than litigation, claims, or other events, if any, that have been disclosed to and acknowledged by Lender in writing.

          Taxes.    To the best of Borrower's knowledge, all tax returns and reports of Borrower that are or were required to be filed, have been filed, and all taxes, assessments and other governmental charges have been paid in full, except those presently being or to be contested by Borrower in good faith in the ordinary course of business and for which adequate reserves have been provided.

          Lien Priority.    Except for the liens (a) granted pursuant to the Existing Credit Agreement or security agreements executed in connection with the Existing Credit Agreement (which will be released from and shall not be secured by the Real Property and fixtures thereon which is security for a Loan as a condition to the making of such Loan) or (b) granted to another lender on equipment (but not equipment which constitutes fixtures and is subject to any security interest of Lender) or (c) otherwise previously disclosed to Lender in writing, Borrower has not entered into or granted any Security Agreements, or permitted the filing or attachment of any Security Interests on or affecting any of the Collateral directly or indirectly securing repayment of such Loan and the Note evidencing such Loan, that would be prior or that may in any way be superior to Lender's Security Interests and rights in and to such Collateral.

          Binding Effect.    This Agreement, the Note evidencing such Loan, the Security Agreements directly or indirectly securing repayment of such Loan and the Note evidencing such Loan and all of the Related Documents are binding upon Borrower as well as upon Borrower's successors, representatives and assigns, and are legally enforceable in accordance with their respective terms.

          Commercial Purposes.    Borrower intends to use the proceeds of such Loan solely for business or commercial related purposes.

          Employee Benefit Plans.    Each employee benefit plan as to which Borrower may have any liability complies in all material respects with all applicable requirements of law and regulations, and (i) no Reportable Event nor Prohibited Transaction (as defined in ERISA) has occurred with respect to any such plan, (ii) Borrower has not withdrawn from any such plan or initiated steps to do so, (iii) no steps have been taken to terminate any such plan, and (iv) there are no unfunded liabilities other than those previously disclosed to Lender in writing.

          Location of Borrower's Offices and Records.    Borrower's principal places of business, and Borrower's chief executive offices, are located at (a) 23 Corporate Plaza, Suite 246, Newport Beach, California 92660, (b) 6000 Condor Drive, Moorpark, California 93021 and (c) 1730 East Prospect Road, Ft. Collins, Colorado 80525. Unless Borrower has designated otherwise in writing, such locations are also the offices where Borrower keeps its records concerning the Collateral.

          Information.    All information heretofore or contemporaneously herewith furnished by Borrower to Lender for the purposes of or in connection with this Agreement or any transaction contemplated hereby is, and all information hereafter furnished by or on behalf of Borrower to Lender will be, true and accurate in every material respect on the date as of which such information is dated or certified; and none of such information is or will be incomplete by omitting to state any material fact necessary to make such information not misleading.

          Hewlett-Packard Property.    Borrower has provided to Lender a true and correct copy of a letter dated October 11, 2001 from Gary W. Baughman, Manager of the Compliance Program, Hazardous Materials and Waste Management Division of the State of Colorado, to Michel Bream, of Borrower, in connection with the property adjacent to and west of the Loveland Property (the "H-P Property").

          Survival of Representations and Warranties.    Borrower understands and agrees that Lender, without independent investigation, is relying upon the above representations and warranties in extending such Loan to Borrower. Borrower further agrees that the foregoing representations and warranties shall be continuing in nature and shall remain in full force and effect until such time as Borrower's Indebtedness shall be paid in full or until this Agreement shall be terminated in any manner provided herein, whichever is the last to occur.

        AFFIRMATIVE COVENANTS.    Borrower covenants and agrees with Lender that, while this Agreement is in effect, Borrower will:

          Financial Records.    Maintain its books and records in accordance with GAAP, permit Lender to examine and audit Borrower's books and records at all reasonable times upon reasonable prior notice and, if reasonably requested by Lender with reasonable prior notice, arrange for meetings among Lender. Borrower and Borrower's auditors, accountants, or other third parties engaged by Borrower to prepare financial statements, papers related thereto, and other accounting records.

          Audited Annual Financial Statements.    Furnish Lender with, as soon as available, but in no event later than ninety (90) days after the end of each fiscal year, financial statements of Borrower for each such fiscal year, audited by independent certified public accountants (who shall be (a) acceptable to the bank serving as the "Agent" under the Existing Credit Agreement or, (b) if audited financial statements are no longer being provided pursuant to the Existing Credit Agreement, reasonably acceptable to Lender) and certified, without any qualifications, by such accountants to have been prepared in accordance with GAAP, applied on a consistent basis. Such audited financial statements shall include a balance sheet, profit and loss statement, and statement of cash flow and, if prepared, such accountants' letter to management.

          Internally Prepared Consolidating and Consolidated Annual Financial Statements.    Furnish Lender with, as soon as available, but in no event later than ninety (90) days after the end of each fiscal year, internally-prepared financial statements of Borrower for each such fiscal year, prepared on a consolidating basis so as to present Borrower and each of its parent, Subsidiaries and Affiliates separately, and on a consolidated basis. Such internally-prepared financial statements shall include a balance sheet, profit and loss statement, and statement of cash flow.

          Internally Prepared Consolidating and Consolidated Quarterly Financial Statements.    Furnish Lender with, as soon as available, but in no event later than forty-five (45) days after the end of each fiscal quarter, internally-prepared financial statements of Borrower for each such fiscal quarter, prepared on a consolidating basis so as to present Borrower and each of its parent, Subsidiaries and Affiliates separately, and on a consolidated basis. Such internally-prepared financial statements shall include a balance sheet, profit and loss statement, and statement of cash flow.

          Compliance Certificates.    Each quarter, together with and at the same time as the financial statements provided pursuant to the four subsections that immediately precede this subsection, and calculations of the Leverage Ratio and Fixed Charge Coverage Ratio for the period covered by such financial statements, furnish Lender with a certificate (a "Compliance Certificate") in the form of Exhibit E hereto (which is attached to this Agreement and by this reference is made a part of this Agreement just as if all the provisions, terms and conditions of such exhibit had been fully set forth in this Agreement) signed by its Vice President Controller or Chief Financial Officer to

  the effect that on the date of delivery of such certificate to Lender there does not exist any condition or event that constitutes a Default or an Event of Default (or, to the extent of the presence of a Default or an Event of Default, describing such condition or event as to which he or she may have knowledge and what action Borrower has taken, is taking, or proposes to take with respect thereto).

          Financial Projections.    Furnish Lender with, as soon as available, but no event later than twenty-five (25) days prior to the beginning of each fiscal year, Projections for such fiscal year and the next two (2) succeeding fiscal years.

          Additional Financial Information.    Furnish such additional information and statements, lists of assets and liabilities, agings of receivables and payables, inventory schedules, budgets, forecasts, tax returns, and other reports with respect to Borrower's financial condition and business operations as Lender may reasonably request from time to time.

          Litigation.    Promptly inform Lender in writing of all existing and all threatened litigation, claims, investigations, administrative proceedings or similar actions affecting Borrower which could materially affect the financial condition of Borrower and for which Borrower is not adequately insured or reserved.

          Material Adverse Changes.    Promptly inform Lender in writing of all material adverse changes in Borrower's financial condition.

          Insurance.    Maintain fire and other risk insurance, public liability insurance, and such other insurance as Lender may reasonably require and as are customarily obtained in Borrower's industry with respect to Borrower's properties and operations (excluding, however, earthquake coverage) in form, amounts, coverages and with insurance companies reasonably acceptable to Lender. Borrower, upon request of Lender, will deliver to Lender from time to time the policies or certificates of insurance in form satisfactory to Lender, including stipulations that coverages will not be cancelled or diminished without at least ten (10) days' prior written notice to Lender. Each insurance policy also shall include an endorsement providing that coverage in favor of Lender will not be impaired in any way by any act, omission or default of Borrower or any other Person. In connection with all policies covering assets in which Lender holds or is offered a security interest for the Loan, Borrower will provide Lender with such loss payable or other endorsements as Lender may reasonably require. Borrower will furnish to Lender, upon request of Lender, reports on each existing insurance policy showing such information as Lender may reasonably request, including without limitation the following: (a) the name of the insurer; (b) the risks insured; (c) the amount of the policy; (d) the properties insured; (e) the then current property values on the basis of which insurance has been obtained, and the manner of determining those values; and (f) the expiration date of the policy.

          Appraisal Reports.    In addition, upon the occurrence of an Event of Default, Lender may, at Lender's option and at Borrower's cost, have an independent appraiser satisfactory to Lender determine, as applicable, the actual cash value or replacement cost of any Collateral. The cost of such appraisal shall be paid by Borrower.

          Notice of Defaults under Other Agreements.    Notify Lender immediately in writing of any default by Borrower or any Grantor under any of the following in connection with a transaction the total value of which is equal to or greater than $1,000,000.00: any loan, extension of credit, or agreement securing obligations under any loan or credit agreement, in favor of any other creditor that may materially affect any of Borrower's property or Borrower's or any Grantor's ability to repay the Loan or perform their respective obligations under this Agreement or any of the Related Documents.

          Loan Proceeds.    Use all Loan proceeds solely for Borrower's business operations, unless specifically consented to the contrary by Lender in writing.

          Taxes, Charges and Liens.    Pay and discharge prior to delinquency all of its indebtedness and obligations, including without limitation all assessments, taxes, governmental charges, levies and liens, of every kind and nature, imposed upon Borrower or its properties, income, or profits, prior to the date on which penalties would attach, and all lawful claims that, if unpaid, might become a lien or charge upon any of Borrower's properties, income, or profits. Provided however, Borrower will not be required to pay and discharge any such assessment, tax charge, levy, lien or claim so long as (a) the legality of the same shall be contested in good faith by appropriate proceedings, and (b) Borrower shall have established on its books adequate reserves with respect to such contested assessment, tax, charge, levy, lien, or claim in accordance with generally accepted accounting practices. Borrower, upon demand of Lender, will furnish to Lender evidence of payment of the assessments, taxes, charges, levies, liens and claims and will authorize the appropriate governmental official to deliver to Lender at any time a written statement of any assessments, taxes, charges, levies, liens and claims against Borrower's properties, income, or profits.

          Performance.    Perform and comply with all terms, conditions, and provisions set forth in this Agreement and in the Related Documents in a timely manner, and promptly notify Lender if Borrower learns of the occurrence of any event which constitutes an Event of Default under this Agreement or under any of the Related Documents or would constitute a Default or an Event of Default.

          Operations.    Maintain executive and management personnel with substantially the same qualifications and experience as the present executive and management personnel; provide written notice to Lender of any change in the personnel serving as Chief Financial Officer, President or Chief Executive Officer of Borrower; conduct its business affairs in a reasonable and prudent manner and in compliance with all applicable federal, state and municipal laws, ordinances, rules and regulations respecting its properties, charters, businesses and operations, including without limitation, compliance with the Americans With Disabilities Act and with all minimum funding standards and other requirements of ERISA and other laws applicable to Borrower's employee benefit plans.

          Inspection.    Permit employees or agents of Lender at any reasonable time, upon reasonable advance notice to inspect any and all Collateral for the Loans and to examine or audit Borrower's books, accounts, and records and to make copies and memoranda of Borrower's books, accounts, and records with respect to the Real Property. If Borrower now or at any time hereafter maintains any records (including without limitation computer generated records and computer software programs for the generation of such records) in the possession of a third party, Borrower, upon request of Lender, shall notify such party to permit Lender free access to such records at all reasonable tines and to provide Lender with copies of any records it may request, all at Borrower's expense.

          Environmental Compliance and Reports.    Borrower shall comply in all respects with all environmental protection federal, state and local laws, statures, regulations and ordinances; not cause or permit to exist, as a result of an intentional or unintentional action or omission on its part or on the part of any third party, on property owned and/or occupied by Borrower, any environmental activity where damage may result to the environment, unless such environmental activity is pursuant to and in compliance with the conditions of a permit issued by the appropriate federal, state or local governmental authorities; shall furnish to Lender promptly and in any event within thirty (30) days after receipt thereof a copy of any notice, summons, lien, citation, directive, letter or other communication from any governmental agency or instrumentality concerning any intentional or unintentional action or omission on Borrower's part in connection with any environmental activity whether or not there is damage to the environment and/or other natural resources.

          Hewlett-Packard Property.    Borrower shall require strict compliance with all obligations, if any, of Hewlett-Packard or any other Person in connection with the HP Property, to Borrower in connection with any compliance or other order imposed in connection with the H-P Property, the monitoring wells on the H-P Property or any remedial work performed on the H-P Property. Borrower shall promptly disclose to Lender all material information concerning, and provide to Lender copies of all reports or other documents received by Borrower in connection with, the H-P Property, the compliance order, the monitoring wells or any remedial work performed in connection with the H-P Property.

          Certain Changes.    Provide 30 calendar days prior written notice to Lender of any changes of Borrower's name, federal employer's identification number, jurisdiction of organization or form of business association.

          Additional Assurances.    Make, execute and deliver to Lender such promissory notes, mortgages, deeds of trust, instruments, documents and other agreements as Lender or its attorneys may reasonably request to evidence and secure the Loans and to perfect all Security Interests pertaining to the Collateral.

        NEGATIVE COVENANTS.    Borrower covenants and agrees with Lender that while this Agreement is in effect, Borrower shall not, without the prior written consent of Lender:

          Continuity of Operations.    (a) Engage in any business activities substantially different than those in which Borrower is presently engaged, or (b) cease operations, liquidate, merge, transfer, acquire or consolidate with any other entity, change ownership or dissolve.

          Transactions with Affiliates.    Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower except for transactions that are in the ordinary course of Borrower's business, upon fair and reasonable terms, and that are no less favorable to Borrower than would be obtained in an arm's length transaction with a non-Affiliate.

          Suspension.    Suspend or go out of a substantial portion of its business.

          Financial Covenants.    Fail to maintain:

            (a)    Maximum Leverage Ratio.    A Leverage Ratio of not more than 2.75:1.00, measured quarterly on a rolling fiscal four quarter basis; and

            (b)    Fixed Charge Coverage Ratio.    A Fixed Charge Coverage Ratio of not less than 1.25:1.0, measured quarterly on a rolling fiscal four quarter basis.

        ACCESS LAWS.    Exhibit F, entitled "ACCESS LAWS," is attached to this Agreement and by this reference is made a part of this Agreement just as if all the provisions, terms and conditions of such exhibit had been fully set forth in this Agreement.

        EVENTS OF DEFAULT.    Each of the following shall constitute an Event of Default under this Agreement:

          Default on Indebtedness.    Failure of Borrower to make any payment when due on any Loan.

          Other Defaults.    Failure of Borrower or any Grantor to comply with or to perform when due any other term, obligation, covenant or condition contained in this Agreement or in any of the Related Documents (and such failure shall not constitute an Event of Default under any of the other provisions of this section entitled "EVENTS OF DEFAULT") and such failure to comply shall continue for 30 calendar days after notice thereof to the Borrower by the Lender; provided, however, that in the event that such failure to comply is not capable of being cured (as determined by Lender in its reasonable discretion) within 30 calendar days, then Borrower shall have such longer period of time as Borrower reasonably requires to cure such failure to comply so long as Borrower commences cure within the 30 day period and thereafter diligently pursues cure to completion; and provided, further, that such longer period of time shall in no event exceed 60 calendar days.

          Default in Favor of Third Parties.    Should Borrower or any Grantor default under any of the following in connection with a transaction the total value of which is equal to or greater than $1,000,000.00: any loan, extension of credit, or agreement securing obligations under any loan or credit agreement,, in favor of any other creditor or Person that may materially affect any of Borrower's property or Borrower's or any Grantor's ability to repay the Loan or perform their respective obligations under this Agreement or any of the Related Documents.

          False Statements.    Any warranty, representation or statement made or furnished to Lender by or on behalf of Borrower or any Grantor under this Agreement or the Related Documents is false or misleading in any material respect at the time made or furnished, or becomes false or misleading in any material respect at any time thereafter.

          Defective Collateralization.    This Agreement or any of the Related Documents ceases to be in full force and effect (including failure of any Security Agreement to create a valid and perfected Security Interest) at any time and for any reason.

          Insolvency.    The dissolution or termination of, or the insolvency of, Borrower, the appointment of a receiver for any part of Borrower's property, any general assignment for the benefit of creditors or the commencement of any proceeding under any bankruptcy or insolvency laws by or against Borrower.

          Creditor or Forfeiture Proceedings.    Commencement of foreclosure or forfeiture proceedings, whether by judicial proceeding, self-help, repossession or any other method, by any creditor of Borrower, any creditor of any Grantor against any collateral securing the Indebtedness, or by any governmental agency.

        EFFECT OF AN EVENT OF DEFAULT.    If any Event of Default shall occur, except where otherwise provided in this Agreement or the Related Documents, all commitments and obligations of Lender under this Agreement or the Related Documents or any other agreement immediately will terminate (including any obligation to make advances of Loans or disbursements), and, at Lender's option, all Indebtedness immediately will become due and payable, all without notice of any kind to Borrower, except that (i) in the case of an Event of Default of the type described in the "Insolvency" subsection above, such acceleration shall be automatic and not optional and (ii) in the case of an Event of Default that occurs when the Indebtedness or any of the obligations of Borrower to Lender are secured by real property, Lender shall give notice as required in the Deed of Trust. In addition, Lender shall have all the rights and remedies provided in the Related Documents or available at law, in equity, or otherwise. Except as may be prohibited by applicable law, all of Lender's rights and remedies shall be cumulative and may be exercised singularly or concurrently. Election by Lender to pursue any remedy shall not exclude pursuit of any other remedy, and an election to make expenditures or to take action to perform an obligation of Borrower or of any Grantor shall not affect Lender's right to declare a default and to exercise its rights and remedies.

        NOTICE TO AND RIGHTS OF AGENT.    Lender shall provide to Agent (as defined in the Existing Credit Agreement) notice of any and all Defaults and Events of Default under this Agreement and rights to cure as provided in the Intercreditor Agreement.

        MISCELLANEOUS PROVISIONS.    The following miscellaneous provisions are a part of this Agreement:

          Amendments.    The Agreement, together with any Related Documents, constitutes the entire understanding and agreement of the parties as to the matters set forth in this Agreement. No alteration of or amendment to this Agreement shall be effective unless given in writing and signed by the party or parties sought to be charged or bound by the alteration or amendment.

          Applicable Law.    This Agreement has been delivered to Lender and accepted by Lender in the State of California. If there is a lawsuit, Borrower agrees upon Lender's request to submit to the jurisdiction of the courts of Los Angeles County, State of California. Lender and Borrower hereby waive the right to any jury trial in any action, proceeding, or counterclaim brought by either Lender or Borrower against the other. This Agreement and the Related Documents shall be governed by and construed in accordance with the laws of the State of California except to the extent that (i) the laws of the State of Colorado govern the exercise of Lender's foreclosure and other real property remedies in connection with the Ft. Collins Loan and the Loveland Loan and (ii) the laws of the State of New Hampshire govern the exercise of Lender's foreclosure and other real property remedies in connection with the Rochester Loan.

          Caption Headings.    Caption headings in this Agreement are for convenience purposes only and are not to be used to interpret or define the provisions of this Agreement.

          Multiple parties.    All obligations of Borrower under this Agreement shall be joint and several, and all reference to Borrower shall mean each and every Borrower.

          Consent to Loan Participation.    Borrower agrees and consents to Lender's sale or transfer, whether now or later, of one or more participation interests in the Loans to one or more purchasers, whether related or unrelated to Lender; provided, however, that Lender shall retain 50% or more of the interest in the Loans and shall remain as the administrative agent for the lenders unless Lender is required by any law or regulatory authority to sell or transfer more than 50% of its interest in the Loans or to cease acting as administrative agent, in which event Lender may comply with such law or regulatory authority. Lender may provide, without any limitation whatsoever, to any one or more purchasers, or potential purchasers, any information or knowledge Lender may have about Borrower or about any other matter relating to the Loans, and Borrower hereby waives any rights to privacy it may have with respect to such matters; provided, however, Lender shall not disclose any material nonpublic information without having pre-cleared with Borrower the making of such disclosure. Borrower additionally waives any and all notices of sale of participation interests, as well as all notices of any repurchase of such participation interests. Borrower also agrees that the purchasers of any such participation interests will be considered as the absolute owners of such interests in the Loans and will have all the rights granted under the participation agreement or agreements governing the sale of such participation interests. Borrower further waives all rights of offset or counterclaim that it may have now or later against Lender or against any purchaser of such a participation interest and unconditionally agrees that either Lender or such purchaser may enforce Borrower's obligation under the loan irrespective of the failure or insolvency of any holder of any interest in the Loan. Borrower further agrees that the purchaser of any such participation interests may enforce its interests irrespective of any personal claims or defenses that Borrower may have against Lender.

          Costs and Expenses.    Borrower agrees to pay upon demand all of Lender's reasonable expenses, including without limitation attorneys' fees, incurred in connection with the preparation, execution, enforcement, modification and collection of this Agreement or in connection with the Loan made pursuant to this Agreement. Lender may pay someone else to help collect the Loan and to enforce this Agreement, and Borrower will pay that amount. This includes, subject to any limits under applicable law, Lender's attorneys' fees and Lender's legal expenses, whether or not there is a lawsuit, including attorneys' fees for bankruptcy proceedings (including efforts to modify or vacate any automatic stay or injunction), appeals, and any anticipated post-judgment collection services. Borrower also will pay any court costs, in addition to all other sum provided by law.

          Notices.    All notices required to be given under this Agreement shall be given in writing, may be sent to telefacsimile (unless otherwise required by law), and shall be effective when actually delivered or when deposited with a nationally recognized overnight courier or deposited in the United States mail, first class, postage prepaid, addressed to the party to whom the notice is to be given at the address shown above. Any party may change its address for notices under this Agreement by giving formal written notice to the other parties, specifying that the purpose of the notice is to change the party's address. For notice purposes, Borrower will keep Lender informed at all times of Borrower's current address(es).

          Severability.    If a court of competent jurisdiction finds any provision of this Agreement to be invalid or unenforceable as to any Person or circumstance, such finding shall not render that provision invalid or unenforceable as to any other Persons or circumstances. If feasible, any such offending provision shall be deemed to be modified to be within the limits of enforceability or validity; however, if the offending provision cannot be so modified, it shall be stricken and all other provisions of this Agreement in all other respects shall remain valid and enforceable.

          Successors and Assigns.    All covenants and agreements contained by or on behalf of Borrower shall bind its successors and assigns and shall inure to the benefit of Lender, its successors and assigns. Borrower shall not, however, have the right to assign its rights under this Agreement or any interest therein, without the prior written consent of Lender.

          Survival.    All warranties, representations, and covenants made by Borrower in this Agreement or in any certificate or other instrument delivered by Borrower to Lender under this Agreement shall be considered to have been relied upon by Lender and will survive the making of the Loan and delivery to Lender of the Related Documents, regardless of any investigation made by Lender or on Lender's behalf.

          Time Is of the Essence.    Time is of the essence in the performance of this Agreement.

          Waiver.    Lender shall not be deemed to have waived any rights under this Agreement unless such waiver is given in writing and signed by Lender. No delay or omission on the part of Lender in exercising any right shall operate as a waiver of such right or any other right. A waiver by Lender of a provision of this Agreement shall not prejudice or constitute a waiver of Lender's right otherwise to demand strict compliance with that provision or any other provision of this Agreement. No prior waiver by Lender, nor any course of dealing between Lender and Borrower, or between Lender and any Grantor, shall constitute a waiver of any of Lender's rights or of any obligations of Borrower or of any Grantor as to any future transactions. Whenever the consent of Lender is required under this Agreement, the granting of such consent by Lender in any instance shall not constitute continuing consent in subsequent instances where such consent is required, and in all cases such consent may be granted or withheld in the sole discretion of Lender.

          Counterparts.    This Agreement and each of the Related Documents may be executed in any number of counterparts, and the counterparts for each such document shall constitute one and the same instrument, and any of the signatories hereof or of any Related Document may execute this Agreement or any such Related Document by signing any counterpart thereof.

[signature pages follow]

EACH BORROWER ACKNOWLEDGES HAVING READ ALL THE PROVISIONS OF THIS LOAN AGREEMENT, AND EACH BORROWER AGREES TO ITS TERMS. THIS AGREEMENT IS DATED AS OF OCTOBER 22, 2001.

BORROWER:
Water Pik, Inc., a Delaware corporation
By:	/s/ VICTOR C. STREUFERT Victor C. Streufert Vice President—Finance, Chief Financial Officer, and Treasurer
Laars, Inc., a Delaware corporation
By:	/s/ VICTOR C. STREUFERT Victor C. Streufert Vice President—Finance, Chief Financial Officer, and Treasurer
LENDER:
U.S. Bank National Association
By:	/s/ RICHARD M. MCNIVEN Richard M. McNiven, Vice President

EXHIBIT A

Moorpark Property Legal Description

        Lot 7 of Tract No. 3492, in the City of Moorpark, County of Ventura, State of California, as per Map recorded in Book 95, Pages 30, 31 and 32 of Maps, in the office of the County Recorder of said County.

        EXCEPT the interest reserved by James E. Hendry and Abigail W. Hendry, in deed recorded May 11, 1956 as Document No. 20236, Book 1404, Page 262 of Official Records, as follows:

        "Reserving unto grantors herein, from the remainder of said land, 50% of all oil, gas, hydrocarbon in all forms and all other minerals and mineral rights, whether metallic or non-metallic in and under said land, but without the right to use or disturb the said land within 500 feet of the surface thereof for the purpose of mining, drilling and/or exploring said land for oil, gas, hydrocarbon or other minerals and removing the same therefrom."

EXHIBIT B

Ft. Collins Property Legal Description

PARCEL 1:

LOT 1,
TELEDYNE AQUA TEC SUBDIVISION,
COUNTY OF LARIMER,
STATE OF COLORADO.

PARCEL 2:

A TRACT OF LAND SITUATE IN THE SOUTHEAST 1/4 OF SECTION 18, TOWNSHIP 7 NORTH, RANGE 68 WEST OF THE SIXTH P.M., WHICH BEGINS AT A POINT WHICH BEARS NORTH 88 DEGREES 59 MINUTES 40 SECONDS EAST 593.01 FEET, AND AGAIN NORTH 1118.54 FEET FROM THE SOUTH 1/4 CORNER OF SAID SECTION 18, AND RUN THENCE NORTH 99.96 FEET;
THENCE ALONG THE ARC OF A 382.14 FOOT RADIUS CURVE TO THE LEFT A DISTANCE OF 156.29 FEET, THE LONG CHORD OF WHICH BEARS NORTH 11 DEGREES 43 MINUTES WEST 155.20 FEET;
THENCE NORTH 23 DEGREES 26 MINUTES WEST 98.77 FEET;
THENCE ALONG THE ARC OF A 25.00 FOOT RADIUS CURVE TO THE RIGHT A DISTANCE OF 33.88 FEET, THE LONG CHORD OF WHICH BEARS NORTH 15 DEGREES 23 MINUTES 14 SECONDS EAST 31.34 FEET;
THENCE ALONG THE ARC OF A 302.02 FOOT RADIUS CURVE TO THE LEFT A DISTANCE OF 48.01 FEET, THE LONG CHORD OF WHICH BEARS NORTH 49 DEGREES 39 MINUTES 14 SECONDS EAST 47.96 FEET;
THENCE NORTH 45 DEGREES 06 MINUTES EAST 195.02 FEET;
THENCE ALONG THE ARC OF A 25.00 FOOT RADIUS CURVE TO THE RIGHT A DISTANCE OF 40.82 FEET, THE LONG CHORD OF WHICH BEARS SOUTH 88 DEGREES 07 MINUTES 45 SECONDS EAST 36.43 FEET;
THENCE ALONG THE ARC OF A 915.00 FOOT RADIUS CURVE TO THE RIGHT A DISTANCE OF 595.72 FEET, THE LONG CHORD OF WHICH BEARS SOUTH 22 DEGREES 42 MINUTES 25 SECONDS EAST 585.29 FEET;
THENCE SOUTH 89 DEGREES 56 MINUTES 40 SECONDS WEST 374.58 FEET TO THE POINT OF BEGINNING,

COUNTY OF LARIMER,
STATE OF COLORADO.

EXHIBIT C

Loveland Property Legal Description

TRACT 1,
BIG THOMPSON INDUSTRIAL PARK,
EXCEPTING THEREFROM THAT PORTION BEING MORE PARTICULARLY
DESCRIBED AS FOLLOWS:

THAT PORTION OF THE SOUTHEAST QUARTER OF SECTION 23,
TOWNSHIP 5 NORTH,
RANGE 69 WEST OF THE 6TH P.M.,
COUNTY OF LARIMER, STATE OF COLORADO,
DESCRIBED AS FOLLOWS:

BEGINNING AT THE SOUTHEAST CORNER OF THE SOUTHWEST QUARTER OF THE SOUTHEAST QUARTER OF SAID SECTION 23;
THENCE ALONG THE SOUTH LINE OF SAID SECTION 23 SOUTH 89 DEGREES 57 MINUTES 44 SECONDS WEST, 63.46 FEET TO THE SOUTHERLY PROLONGATION OF THE WESTERLY LINE OF THE EXISTING COUNTY ROAD;
THENCE ALONG SAID PROLONGATOIN AND WESTERLY LINE NORTH 0 DEGREES 20 MINUTES 26 SECONDS WEST, 450.00 FEET TO THE TRUE POINT OF BEGINNING, SAID TRUE POINT OF BEGINNING BEING ON THE EAST LINE OF SAID TRACT 1;
THENCE CONTINUING ALONG SAID WESTERLY LINE NORTH 0 DEGREES 20 MINUTES 26 SECONDS WEST, 10.00 FEET;
THENCE SOUTH 89 DEGREES 39 MINUTES 34 SECONDS WEST, 20.00 FEET;
THENCE SOUTH 0 DEGREES 20 MINUTES 26 SECONDS EAST, 10.00 FEET;
THENCE SOUTH 89 DEGREES 39 MINUTES 34 SECONDS EAST, 20.00 FEET TO THE TRUE POINT OF BEGINNING,
BEING A PORTION OF TRACT 1,
BIG THOMPSON INDUSTRIAL PARK,
CITY OF LOVELAND,
COUNTY OF LARIMER,
STATE OF COLORADO.

EXHIBIT D

Rochester Property Legal Description
[attached]

        A certain tract or parcel of land, with the buildings thereon, situated in Rochester, Strafford County, New Hampshire on the southwesterly sideline of Industrial Way, so-called (such road being shown as "Proposed Road" on a plan entitled "Subdivision of Land, Ten Rod Road Industrial Park, Rochester, N.H." dated March 1988, by Norway Plains Survey Associates, Inc., recorded in the Strafford County Registry of Deeds as Plan 35-1 and as an unnamed road on the hereinafter mentioned plan, in Rochester, County of Strafford and State of New Hampshire), such lot being shown as Lot No. 3 on a certain plan entitled "Lot Line Revision, Ten Rod Road Industrial Park, Rochester, N.H." dated October 1988, by Norway Plains Survey Associations, Inc., such plan being recorded in the Strafford County Registry of Deed as Plan 35-118, and such lot being more particularly bounded and described as follows:

        BEGINNING at a point in the southerly sideline of Industrial Way, so-called, such point being the westerly corner of Lot No. 2 as shown on the aforementioned plan; thence running South 21 degrees 10 minutes 15 seconds East along the southwesterly boundary of Lot No.2 a distance of four hundred eighty-one and ten hundredths (481.10) feet, more or less, to a point at land now or formerly of Public Service Co. of N.H.; thence turning and running South 40 degrees 51 minutes 11 seconds West along said land now or formerly of Public Service Co. of N.H. a distance of six hundred eighty and no hundredths (680.00) feet, more or less, to a point in a stone wall at land now or formerly of Donald E. and Patricia A. Kelsey; thence turning and running North 53 degrees 24 minutes 20 seconds West along the aforesaid stone wall and land now or formerly of Donald E. and Patricia A. Kelsey and land now or formerly of Charles Winkley a distance of four hundred sixty-seven and thirty-one hundredths (467.31) feet, more or less, to a point at land now or formerly of Charles Winkley; thence turning and running North 40 degrees 18 minutes 08 seconds East along said land now or formerly of Winkley a distance of two hundred seventy-five and seventy-seven hundredths (275.77) feet, more or less, to a point; thence turning and running North 53 degrees 33 minutes 52 second West along land now or formerly of Charles Winkley a distance of four hundred fifty-one and forty-eight hundredths (451.48) feet, more or less, to a point, said point being the southerly corner of Lot No. 4 as shown on the aforementioned plan; thence turning and running North 40 degrees 48 minutes 10 seconds East along the southeasterly boundary of Lot No. 4 as shown on the aforementioned plan a distance of four hundred ninety-two and forty-two hundredths (492.42) feet, more or less, to a point; thence turning and running North 66 degrees 05 minutes 05 seconds East along the southeasterly boundary of Lot No. 4 a distance of one hundred sixty and no hundredths (160.00) feet, more or less, to a point in the southwesterly sideline of Industrial Way, so-called, said point being the northerly corner of Lot No. 4 as shown on the aforementioned plan; thence turning to the right and arcing to the left along a curve with a radius of three hundred forty-five and no hundredths (345.00) feet, more or less, a distance of seventy-seven and ninety-six hundredths (77.96) feet, more or less, along the sideline of said Industrial Way to a point in the southwesterly sideline of said Industrial Way; thence arcing to the left along a curve with a radius of four hundred five and no hundredths (405.00) feet, more or less, along the sideline of said Industrial Way a distance of three hundred seventy and no hundredths (370.00) feet, more or less, to the point of beginning.

EXHIBIT E

COMPLIANCE CERTIFICATE SAMPLE COPY

Date                        , 200

U.S. BANK NATIONAL ASSOCIATION
4100 Newport Place, Suite 120
Newport Beach, California 92660
Attention: Richard M. McNiven

  RE: Loan Agreement, dated as of October 22, 2001 (the "Loan Agreement") by and between U.S. Bank National Association ("Lender") and Water Pik, Inc. and Laars, Inc. (individually and collectively, "Borrower").

Attestation:

        Based upon my review of the financial statements delivered with this certificate and the terms of the Loan Agreement, I have no knowledge of the existence of any condition or event that constitutes a Default or an Event of Default either during or at the end of the accounting period ending                        ,             .

        In determining compliance with the provisions of the Loan Agreement, the attached calculations were made.

                      Sincerely,

                      Vice President Controller

EXHIBIT F

ACCESS LAWS
[attached]

QuickLinks

LOAN AGREEMENT
EXHIBIT A Moorpark Property Legal Description
EXHIBIT B Ft. Collins Property Legal Description
EXHIBIT C Loveland Property Legal Description
EXHIBIT D Rochester Property Legal Description [attached]
EXHIBIT E COMPLIANCE CERTIFICATE SAMPLE COPY
EXHIBIT F ACCESS LAWS [attached]